Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-121837

4.25% Series A Cumulative Convertible Perpetual Preferred Shares

CUSIP No. 880915301

Terra Industries Inc.

Prospectus Supplement dated December 30, 2005

to the Prospectus dated March 30, 2005

The selling securityholders table on pages 57-59 of the prospectus is amended to update and/or add, as applicable, the information regarding the following entities in the prospectus and their respective amount of 4.25% Series A Cumulative Convertible Perpetual Preferred Shares.

Selling Securityholder(1)(2)	Natural Person with Voting or Investment Control(3)	Number of Shares of Series A preferred shares	Principal Amount of Convertible Subordinated Debentures (4) (5)	Number of Common Shares (4) (6)	Number of Common Shares owned After This Offering
BP Amoco PLC Master Trust(7)	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	1,045	$1,045,000	104,920	nil

City of Southfield Fire & Police Retirement System(7)	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	40	$40,000	4,016	nil

Estate of James Campbell 11222(7)	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	1,059	$1,059,000	106,325	nil

Estate of James Campbell 3394(7)	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	111	$111,000	11,145	nil

Hotel Union & Hotel Industry of Hawaii Pension Plan(7)	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	159	$159,000	15,964	nil

Sphinx Convertible Arb Fund SPC(7)	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	654	$654,000	65,663	nil

Viacom Inc. Pension Plan Master Trust(7)	John Gottfurcht, George Douglas, Amy Jo Gottfurcht	30	$30,000	3,012	nil

*	This selling securityholder has advised us that it is a broker or dealer. Accordingly, under interpretations by the staff of the SEC, the selling securityholder is deemed an “underwriter” within the meaning of the Securities Act of 1933.
**	This selling stockholder has advised us that it is an affiliate of a broker-dealer and that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of that purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.
(1)	The selling securityholder is also the beneficial owner.
(2)	Information about other selling securityholders was provided in the base prospectus and may be provided in other prospectus supplements.
(3)	If the selling securityholder is not, and is not a wholly-owned subsidiary of, a company that is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act, the natural person(s) who exercise voting power and investment control over the securities is list.
(4)	In each case, none of these securities were held prior to this offering.
(5)	Based on the principal amount of convertible subordinated debentures originally issuable in exchange for the Series A preferred shares, calculated by reference to the initial liquidation preference of the Series A preferred shares of $1,000 per share.
(6)	Based on the common shares originally issuable upon conversion of the Series A preferred shares or the convertible subordinated debentures, based on a conversion rate of 100.4016 common shares for each Series A preferred share, with fractions rounded up to the nearest whole share. The number of common shares so issuable is subject to increase as a result of antidilution adjustments. No fractional shares will be issued upon conversion of the Series A preferred shares.
(7)	The inclusion of this selling securityholder in this prospectus supplement supersedes the information included in the prospectus or prior prospectus supplements.